April 2, 1996

Mr. T. Scott O'Keefe
14427 Chadbourne
Houston, Texas 77079

Dear Scott:

This letter will confirm our understanding with respect to you providing full-time consulting services to DI beginning April 2, 1996. In your capacity as a consultant to DI, you will report to me and it is anticipated that your work will relate to special projects. You will be compensated at a rate of $12,500 per month adjusted on a pro-rata basis for days that you do not work for DI. Normal and necessary business expenses will also be reimbursed provided these have been authorized in advance.

The term of this agreement is uncertain due to the dynamics of the company's current situation; however, it is understood that we will each provide one another with two months' notice in the event either of us is desirous of terminating this agreement. As an incentive for you to accept an assignment of uncertain duration, you will be granted as of this date, options to acquire 50,000 shares of DI common stock at $0.6875 per share (April 1 closing price). The options shall be exercisable at your sole discretion in whole or in part at anytime prior to April 1, 1997 with notification to DI in writing prior to exercise.

If the above is satisfactory to you, please indicate so by signing in the space provided below.

Sincerely,

/s/ IVAR SIEM
    Ivar Siem
Chairman of the Board

Agreed to and accepted on April 2, 1996.
/s/ T. SCOTT O'KEEFE